                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in this Current Report on Form 8-K of Rental Service Corporation of our report dated November 7, 1997, with respect to the combined financial statements of Rent-It-Center, Inc. and Affiliates d/b/a Center Rentals & Sales as of October 31, 1996 and 1997 and for each of the three years in the period ended October 31, 1997, included in the Registration Statement (Form S-1 No. 333-40707) and related Prospectus of Rental Service Corporation for the registration of 4,000,000 shares of its common stock, filed with the Securities and Exchange Commission on December 16, 1997.



                                                  /s/ ERNST & YOUNG LLP


Phoenix, Arizona
February 5, 1998